Albertsons Companies, Inc. Reports First Quarter Fiscal 2023 Results

Boise, ID - July 25, 2023

Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the first quarter of fiscal 2023, which ended June 17, 2023.

First Quarter of Fiscal 2023 Highlights

•Identical sales increased 4.9%
•Digital sales increased 22%
•Loyalty members increased 16% to 35.9 million
•Net income of $417 million, or $0.72 per share
•Adjusted net income of $546 million, or $0.93 per share
•Adjusted EBITDA of $1,319 million

Vivek Sankaran, CEO commented, "Our first quarter results demonstrate the resilience of our business, and the effectiveness of our Customers for Life transformation strategy, even as the economic environment has become more challenging. We want to thank all our teams for their commitment to our customers and communities."

Mr. Sankaran continued, "As we look ahead to the balance of the year, we remain focused on driving operational excellence in our stores and continued growth in our digital and pharmacy operations. We will also continue to drive the initiatives supporting our Customers for Life strategy, including delivering on our customer promises, deepening our relationships with them, and serving them where, when and how they want to be served."

Mr. Sankaran concluded, "We are also mindful of the evolving economic backdrop, including slowing food inflation, declining government assistance and higher interest rates, and their potential effects on consumer spending and our business. We also expect to see ongoing labor investment, broad inflationary cost increases and significant declines in COVID-19 vaccination and test kit revenue. These headwinds, however, are expected to be partially offset by the benefits of our productivity initiatives."

First Quarter of Fiscal 2023 Results

Net sales and other revenue was $24.1 billion during the 16 weeks ended June 17, 2023 ("first quarter of fiscal 2023") compared to $23.3 billion during the 16 weeks ended June 18, 2022 ("first quarter of fiscal 2022"). The increase was driven by the Company's 4.9% increase in identical sales, with retail price inflation across most categories, growth in pharmacy and increasing digital penetration contributing to the identical sales increase. The increase in Net sales and other revenue was partially offset by lower fuel sales.

Gross margin rate decreased to 27.7% during the first quarter of fiscal 2023 compared to 28.1% during the first quarter of fiscal 2022. Excluding the impact of fuel and LIFO expense, gross margin rate decreased 91 basis points compared to the first quarter of fiscal 2022. Pharmacy operations drove almost half of the rate decrease with the remaining decrease being the result of increases in shrink, picking and delivery costs related to the continued growth in digital sales, and warehouse costs. The rate decrease related to pharmacy operations was primarily due to growth in pharmacy sales and fewer COVID-19 vaccines in the first quarter of fiscal 2023. In addition, benefits from our productivity initiatives allowed us to provide incremental price investments to our customers during the first quarter of fiscal 2023.

Selling and administrative expenses decreased to 25.0% of Net sales and other revenue during the first quarter of fiscal 2023 compared to 25.2% during the first quarter of fiscal 2022. Excluding the impact of fuel, Selling and administrative expenses as a percentage of Net sales and other revenue decreased 53 basis points. The decrease in Selling and administrative expenses as a percentage of Net sales and other revenue was primarily attributable to sales leverage on employee costs, which includes the benefit of ongoing productivity initiatives, lower depreciation and amortization and lower legal and regulatory accruals and settlements, partially offset by Merger-related costs.

Net loss on property dispositions and impairment losses was $27.6 million during the first quarter of fiscal 2023 compared to a net gain of $79.4 million during the first quarter of fiscal 2022.

Interest expense, net was $154.9 million during the first quarter of fiscal 2023 compared to $138.9 million during the first quarter of fiscal 2022.

Other income, net was $16.0 million during the first quarter of fiscal 2023 compared to other income, net of $6.3 million during the first quarter of fiscal 2022.

Income tax expense was $66.1 million, representing a 13.7% effective tax rate, during the first quarter of fiscal 2023 compared to $143.3 million, representing a 22.8% effective tax rate, during the first quarter of fiscal 2022. The favorability in the effective income tax rate in the first quarter of fiscal 2023 was driven by the reduction of a reserve for an uncertain tax position due to the expiration of a statute during the first quarter of fiscal 2023.

Net income was $417.2 million, or $0.72 per share, during the first quarter of fiscal 2023, which included the $49.7 million or $0.09 per share benefit related to the reduction in the reserve for an uncertain tax position. Net income was $484.2 million, or $0.84 per share, during the first quarter of fiscal 2022.

Adjusted net income was $545.7 million, or $0.93 per share (which includes the tax benefit discussed above), during the first quarter of fiscal 2023 compared to $582.0 million, or $1.00 per share, during the first quarter of fiscal 2022.

Adjusted EBITDA was $1,318.5 million, or 5.5% of Net sales and other revenue, during the first quarter of fiscal 2023 compared to $1,420.3 million, or 6.1% of Net sales and other revenue, during the first quarter of fiscal 2022. The decrease in Adjusted EBITDA in the first quarter of fiscal 2023 was primarily due to fewer COVID-19 vaccinations and a decrease in gross margin rate compared to the first quarter of fiscal 2022. We expect a continued decline in providing COVID-19 vaccinations and at-home test kits, resulting in an approximate $130 million headwind to Adjusted EBITDA for the remaining three quarters of fiscal 2023.

Capital Expenditures

During the first quarter of fiscal 2023, capital expenditures were $622.5 million, which primarily included the completion of 43 remodels, the opening of two new stores and continued investment in our digital and technology platforms.

Merger Agreement

On October 13, 2022, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with The Kroger Company ("Kroger") and Kettle Merger Sub, Inc. Under the terms of the Merger Agreement, Kroger (through Kettle Merger Sub, Inc.) will acquire all of the outstanding shares of the Company's common stock for total consideration of $34.10 per share, subject to certain reductions including a special cash dividend of $6.85 per share paid on January 20, 2023 (the "Merger"). Details regarding the Merger Agreement and the transactions contemplated by the Merger Agreement can be found in the Form 8-K filed on October 14, 2022 and the joint press release issued by the Company and Kroger on October 14, 2022.

Convertible Preferred Stock

During the first quarter of fiscal 2023, certain holders of the Company's convertible preferred stock converted approximately 50,000 shares of convertible preferred stock into 2,903,200 shares of the Company's Class A common stock. As a result, the Company has issued in the aggregate, 101,611,902 shares of Class A common stock to holders of convertible preferred stock, representing 100% of the originally issued convertible preferred stock. No shares of convertible preferred stock are outstanding.

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer in the United States. As of June 17, 2023, the Company operated 2,272 retail food and drug stores with 1,726 pharmacies, 401 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia with 24 banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2022, along with the Albertsons Companies Foundation, the Company contributed more than $200 million in food and financial support, including more than $40 million through our Nourishing Neighbors Program to ensure those living in our communities and those impacted by disasters have enough to eat.

Forward-Looking Statements and Factors That Impact Our Operating Results and Trends

This press release includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include our current expectations, assumptions, estimates and projections about our business, our industry and the outcome of the Merger. They include statements relating to our future operating or financial performance which the Company believes to be reasonable at this time. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements.

These statements are not guarantees of future performance and are subject to numerous risks and uncertainties which are beyond our control and difficult to predict and could cause actual results to differ materially from the results expressed or implied by the statements. Risks and uncertainties that could cause actual results to differ materially from such statements include:
•    changes in macroeconomic conditions and uncertainty regarding the geopolitical environment;
•    rates of food price inflation or deflation, as well as fuel and commodity prices;
•    changes in market interest rates and wage rates;
•    changes in consumer behavior and spending due to the impact of macroeconomic factors and discontinuation of government relief related to COVID-19, including the expiration of student loan payment deferments;
•    ability to attract and retain qualified associates and negotiate acceptable contracts with labor unions;
•    failure to achieve productivity initiatives, unexpected changes in our objectives and plans, inability to implement our strategies, plans, programs and initiatives, or enter into strategic transactions, investments or partnerships in the future on terms acceptable to us, or at all;
•uncertainties related to the Merger, including our ability to close the transactions contemplated by the Merger Agreement, and the impact of the costs related to the Merger;
•erosion of consumer confidence as a result of the Merger Agreement;

•litigation related to the transactions contemplated by the Merger Agreement;
•restrictions on our ability to operate as a result of the Merger Agreement;
•challenges in attracting, retaining and motivating our employees until the closing of the Merger;
•    availability and cost of goods used in our food products;
•    challenges with our supply chain;
•    operational and financial effects resulting from cyber incidents, including outages in the cloud environment and the effectiveness of business continuity plans during a ransomware or other cyber incident; and
•    continued reduction in revenue from administering vaccines and a reduction in current levels of revenue from providing test kits.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In evaluating our financial results and forward-looking statements, you should carefully consider the risks and uncertainties more fully described in the "Risk Factors" section or other sections in our reports filed with the SEC including the most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

Additional Information and Where to Find It

The Company has filed with the Securities and Exchange Commission ("SEC") a definitive information statement on Schedule 14C with respect to the approval of the Merger and has mailed the definitive information statement to the Company's stockholders. You may obtain copies of all documents filed by the Company with the SEC regarding this transaction, free of charge, at the SEC's website, www.sec.gov or from the Company's website at https://www.albertsonscompanies.com/investors/overview/.

Non-GAAP Measures and Identical Sales

Non-GAAP Measures. EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted net income per Class A common share and Net debt ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross margin, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing core operating performance, and thereby provide useful measures to analysts and investors of its operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company also uses Adjusted EBITDA and Net debt ratio for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Identical Sales. As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer digital sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	16 weeks ended
	June 17, 2023	June 18, 2022
Net sales and other revenue	$24,050.2	$23,310.3
Cost of sales	17,387.5	16,765.3
Gross margin	6,662.7	6,545.0

Selling and administrative expenses	6,012.9	5,864.3
Loss (gain) on property dispositions and impairment losses, net	27.6	(79.4)
Operating income	622.2	760.1

Interest expense, net	154.9	138.9
Other income, net	(16.0)	(6.3)
Income before income taxes	483.3	627.5

Income tax expense	66.1	143.3
Net income	$417.2	$484.2

Net income per Class A common share
Basic net income per Class A common share	$0.73	$0.86
Diluted net income per Class A common share	0.72	0.84

Weighted average Class A common shares outstanding (in millions)
Basic	573.7	513.3
Diluted	580.1	576.3

% of net sales and other revenue
Gross margin	27.7%	28.1%
Selling and administrative expenses	25.0%	25.2%

Store data
Number of stores at end of quarter	2,272	2,273

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 17, 2023	February 25, 2023
ASSETS
Current assets
Cash and cash equivalents	$225.2	$455.8
Receivables, net	684.3	687.6
Inventories, net	4,844.9	4,782.0
Other current assets	306.2	345.0
Total current assets	6,060.6	6,270.4

Property and equipment, net	9,356.8	9,358.7
Operating lease right-of-use assets	5,881.2	5,879.1
Intangible assets, net	2,473.2	2,465.4
Goodwill	1,201.0	1,201.0
Other assets	844.4	993.6
TOTAL ASSETS	$25,817.2	$26,168.2

LIABILITIES
Current liabilities
Accounts payable	$4,013.2	$4,173.1
Accrued salaries and wages	1,149.5	1,317.4
Current maturities of long-term debt and finance lease obligations	574.2	1,075.7
Current maturities of operating lease obligations	668.5	664.8
Other current liabilities	1,317.7	1,197.8
Total current liabilities	7,723.1	8,428.8

Long-term debt and finance lease obligations	7,825.0	7,834.4
Long-term operating lease obligations	5,463.9	5,386.2
Deferred income taxes	816.2	854.0
Other long-term liabilities	1,989.0	2,008.4

Commitments and contingencies
Series A convertible preferred stock	—	45.7

STOCKHOLDERS' EQUITY
Class A common stock	5.9	5.9
Additional paid-in capital	2,068.3	2,072.7
Treasury stock, at cost	(304.2)	(352.2)
Accumulated other comprehensive income	70.4	69.3
Retained earnings (accumulated deficit)	159.6	(185.0)
Total stockholders' equity	2,000.0	1,610.7
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$25,817.2	$26,168.2

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	16 weeks ended
	June 17, 2023	June 18, 2022
Cash flows from operating activities:
Net income	$417.2	$484.2
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) on property dispositions and impairment losses, net	27.6	(79.4)
Depreciation and amortization	530.6	547.7
Operating lease right-of-use assets amortization	203.6	198.8
LIFO expense	34.0	62.1
Deferred income tax	(96.4)	2.8
Contributions to pension and post-retirement benefit plans, net of (income) expense	(6.4)	(9.5)
Gain on interest rate swaps and energy hedges, net	(0.6)	(18.5)
Equity-based compensation expense	31.9	35.3
Other operating activities	(10.9)	25.2
Changes in operating assets and liabilities:
Receivables, net	5.2	(5.4)
Inventories, net	(96.9)	(134.4)
Accounts payable, accrued salaries and wages and other accrued liabilities	(222.8)	(123.2)
Operating lease liabilities	(123.4)	(118.1)
Self-insurance assets and liabilities	31.1	24.5
Other operating assets and liabilities	114.5	99.8
Net cash provided by operating activities	838.3	991.9

Cash flows from investing activities:
Payments for property, equipment and intangibles, including lease buyouts	(622.5)	(613.8)
Proceeds from sale of assets	169.3	71.8
Other investing activities	(0.7)	(9.4)
Net cash used in investing activities	(453.9)	(551.4)

Cash flows from financing activities:
Payments on long-term borrowings, including ABL facility	(500.2)	(0.1)
Payments of obligations under finance leases	(13.0)	(13.1)
Dividends paid on common stock	(69.0)	(63.0)
Dividends paid on convertible preferred stock	(0.8)	(22.8)
Employee tax withholding on vesting of restricted stock units	(33.1)	(37.3)
Other financing activities	1.1	6.8
Net cash used in financing activities	(615.0)	(129.5)

Net (decrease) increase in cash and cash equivalents and restricted cash	(230.6)	311.0
Cash and cash equivalents and restricted cash at beginning of period	463.8	2,952.6
Cash and cash equivalents and restricted cash at end of period	$233.2	$3,263.6

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

The following tables reconcile Net income to Adjusted net income, and Net income per Class A common share to Adjusted net income per Class A common share:

	16 weeks ended
	June 17, 2023	June 18, 2022
Numerator:

Net income	$417.2	$484.2
Adjustments:
Gain on interest rate swaps and energy hedges, net (d)	(0.6)	(18.5)
Business transformation (1)(b)	12.1	33.8
Equity-based compensation expense (b)	31.9	35.3
Loss (gain) on property dispositions and impairment losses, net	27.6	(79.4)
LIFO expense (a)	34.0	62.1
Government-mandated incremental COVID-19 pandemic related pay (2)(b)	—	5.9
Merger-related costs (3)(b)	47.1	6.1
Certain legal and regulatory accruals and settlements, net (b)	—	32.8
Amortization of debt discount and deferred financing costs (c)	4.7	5.1
Amortization of intangible assets resulting from acquisitions (b)	15.4	15.4
Miscellaneous adjustments (4)(f)	(2.4)	28.1
Tax impact of adjustments to Adjusted net income	(41.3)	(28.9)
Adjusted net income	$545.7	$582.0

Denominator:

Weighted average Class A common shares outstanding - diluted	580.1	576.3
Adjustments:
Restricted stock units and awards (5)	6.7	6.9
Adjusted weighted average Class A common shares outstanding - diluted	586.8	583.2

Adjusted net income per Class A common share - diluted	$0.93	$1.00

	16 weeks ended
	June 17, 2023	June 18, 2022
Net income per Class A common share - diluted	$0.72	$0.84
Non-GAAP adjustments (6)	0.22	0.17
Restricted stock units and awards (5)	(0.01)	(0.01)
Adjusted net income per Class A common share - diluted	$0.93	$1.00

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

The following table is a reconciliation of Adjusted net income to Adjusted EBITDA:

	16 weeks ended
	June 17, 2023	June 18, 2022
Adjusted net income (7)	$545.7	$582.0
Tax impact of adjustments to Adjusted net income	41.3	28.9
Income tax expense	66.1	143.3
Amortization of debt discount and deferred financing costs (c)	(4.7)	(5.1)
Interest expense, net	154.9	138.9
Amortization of intangible assets resulting from acquisitions (b)	(15.4)	(15.4)
Depreciation and amortization (e)	530.6	547.7
Adjusted EBITDA	$1,318.5	$1,420.3
(1) Includes costs associated with third-party consulting fees related to our operational priorities and associated business transformation.
(2) Represents incremental pay that is legislatively required in certain municipalities in which we operate.
(3) Primarily relates to third-party legal and advisor fees and retention program expense related to the proposed Merger with Kroger and costs in connection with our previously-announced Board-led review of potential strategic alternatives.
(4) Primarily includes net realized and unrealized gains and losses related to non-operating investments, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, adjustments for unconsolidated equity investments and other costs not considered in our core performance.
(5) Represents incremental unvested restricted stock units ("RSUs") and unvested restricted stock awards ("RSAs") to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs and RSAs as of the end of each respective period.
(6) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net income to Adjusted net income above for further details.
(7) See the reconciliation of Net income to Adjusted net income above for further details.
Non-GAAP adjustment classifications within the Condensed Consolidated Statements of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net
(d) Gain on interest rate swaps and energy hedges, net:

	16 weeks ended
	June 17, 2023	June 18, 2022
Cost of sales	$1.3	$(8.9)
Selling and administrative expenses	(1.9)	(2.9)
Other income, net	—	(6.7)
Total Gain on interest rate swaps and energy hedges, net	$(0.6)	$(18.5)

(e) Depreciation and amortization:

	16 weeks ended
	June 17, 2023	June 18, 2022
Cost of sales	$46.7	$51.5
Selling and administrative expenses	483.9	496.2
Total Depreciation and amortization	$530.6	$547.7

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

(f) Miscellaneous adjustments:

	16 weeks ended
	June 17, 2023	June 18, 2022
Selling and administrative expenses	$10.0	$8.9
Other income, net	(12.4)	19.2
Total Miscellaneous adjustments	$(2.4)	$28.1

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions)

The following table is a reconciliation of Net Debt Ratio on a rolling four quarter basis:

	June 17, 2023	June 18, 2022
Total debt (including finance leases)	$8,399.2	$7,946.6
Cash and cash equivalents	225.2	3,213.1
Total debt net of cash and cash equivalents	8,174.0	4,733.5

Rolling four quarters Adjusted EBITDA	$4,575.2	$4,510.6

Total Net Debt Ratio	1.79	1.05

The following table is a reconciliation of Net income to Adjusted EBITDA on a rolling four quarter basis:

	Rolling four quarters ended
	June 17, 2023	June 18, 2022
Net income	$1,446.5	$1,659.0
Depreciation and amortization	1,790.0	1,724.8
Interest expense, net	420.6	467.5
Income tax expense	344.8	490.7
EBITDA	4,001.9	4,342.0

Loss (gain) on interest rate swaps and energy hedges, net	9.5	(35.0)
Business transformation (1)	56.6	69.6
Equity-based compensation expense	134.9	114.3
Gain on property dispositions and impairment losses, net	(40.5)	(94.7)
LIFO expense	239.9	162.8
Government-mandated incremental COVID-19 pandemic related pay (2)	4.9	34.7
Certain legal and regulatory accruals and settlements, net	67.9	1.8
Merger-related costs (3)	97.5	6.1
Loss on debt extinguishment	—	3.7
Combined Plan (4)	(19.0)	(106.3)
Miscellaneous adjustments (5)	21.6	11.6
Adjusted EBITDA	$4,575.2	$4,510.6
(1) Includes costs associated with third-party consulting fees related to our operational priorities and associated business transformation.
(2) Represents incremental pay that is legislatively required in certain municipalities in which we operate.
(3) Primarily relates to third-party legal and advisor fees and retention program expense related to the proposed Merger with Kroger and costs in connection with our previously-announced Board-led review of potential strategic alternatives.
(4) Includes gains related to the withdrawal in fiscal 2020 from the Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund ("FELRA") and the Mid-Atlantic UFCW and Participating Pension Fund ("MAP" and together with FELRA, the "Combined Plan").
(5) Primarily includes net realized and unrealized gains and losses related to non-operating investments, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, pension settlement gain, adjustments for unconsolidated equity investments, certain contract terminations and other costs not considered in our core performance.